Exhibit 2.1

AMENDMENT NO. 1 TO THE

BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT (this “Amendment”), is made and entered into as of June 8, 2022, by and among G Squared Ascend I Inc., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation in connection with the consummation of the transactions contemplated by the Business Combination Agreement (as defined below)) (together with its successor, “SPAC”), Horizon Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of SPAC (“Merger Sub”), Transfix, Inc., a Delaware corporation (the “Company”), and Transfix Holdings, Inc., a Delaware corporation and wholly owned direct subsidiary of the Company (“Holdings”). SPAC, Merger Sub, the Company and Holdings are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, the Parties are party to that certain Business Combination Agreement, dated as of September 20, 2021 (the “Business Combination Agreement”); and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth herein and in accordance with Section 9.04 of the Business Combination Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend the Business Combination Agreement in the following respects:

1.               Amendments to the Business Combination Agreement. The Business Combination Agreement is hereby amended as set forth below in this Section 1. Revisions to the existing provisions of the Business Combination Agreement are set forth for ease of reference in this Amendment, with deleted text shown in ~~boldface~~ new text shown in underline boldface.

a.              The definition of “Aggregate Fully Diluted Company Common Shares” in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Acquisition Merger Effective Time after giving effect to the Conversion or (ii) issuable upon, or subject to, the settlement of any Equity Securities of the Company issued and outstanding immediately prior to the Acquisition Merger Effective Time, including Company Options (whether or not then vested or exercisable), Company RSU Awards and Company Warrants, in each case, that are issued and outstanding immediately prior to the Acquisition Merger Effective Time, minus (b) the Treasury Shares outstanding immediately prior to the Acquisition Merger Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Company Options and Company Warrants described in clause (ii) above divided by the Per Share Merger Ratio. Notwithstanding anything to the contrary herein, neither the Notes (as defined in the Note Purchase Agreement) nor any Equity Securities of the Company or any Company Subsidiaries issued or issuable upon conversion or exchange of the Notes (as defined in the Note Purchase Agreement) or any other Equity Securities that may issued under the Note Purchase Agreement shall be included in this definition of “Aggregate Fully Diluted Company Common Shares”.”

b.              The definition of “Note Purchase Agreement” in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Note Purchase Agreement” means that certain Amended and Restated Subordinated Convertible Promissory Note Purchase Agreement, dated as of June 7, 2022~~June 15, 2021~~, as amended, amended and restated, supplemented or otherwise modified from time to time, by and among the Company, Holdings and the persons and entities listed on the schedule of lenders attached thereto as Exhibit A.”

c.              Item 6 of Section 4.03(b) of the Company Disclosure Schedule is hereby amended and restated in its entirety as follows:

“6.     Amended and Restated Subordinated Convertible Promissory Note Purchase Agreement, dated as of June 7, 2022~~June 15, 2021~~ (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among the Company, Holdings and the entities listed on the schedule of lenders attached thereto, including the Form of Subordinated Convertible Promissory Note, Form of Subordination Agreement, ~~and~~ Form of Investor Agreement, Form of Series F Preferred Stock Purchase Agreement, Form of Amended and Restated Certificate of Incorporation, Form of Amended and Restated Investors’ Rights Agreement, Form of Amended and Restated Voting Agreement, and Form of Amended and Restated Right of First Refusal and Co-Sale Agreement contemplated thereby.”

d.             Section 7.01(a) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(a) From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (w) sale of any material assets of the Company and its Subsidiaries, taken as a whole, except for transactions permitted pursuant to Section 6.01(b)(iii)(B), (x) sale of any Equity Securities of the Company or any Company Subsidiary, except for those sales permitted pursuant to Section 6.01(b)(iii)(A), or (y) merger, joint venture, consolidation, liquidation, dissolution or similar transaction involving the Company and its Subsidiaries, taken as a whole (each, an “Alternative Transaction”); provided, that notwithstanding anything to the contrary herein, none of the transactions contemplated by the Note Purchase Agreement shall be an “Alternative Transaction”; provided, further, that notwithstanding anything to the contrary herein, the Company may enter into preliminary discussions to issue Equity Securities of the Company to one or more persons as consideration in connection with an acquisition transaction that is subject to Section 6.01(b)(vii), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Securities of the Company or any of the Company Subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue, permit or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its controlled affiliates or Representatives to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective controlled affiliates and Representatives acting on its behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each special purpose acquisition corporation that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of the Company prior to the date hereof.”

e.             Section 8.02(f) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(f) Minimum Cash. As of the Acquisition Closing, after consummation of the NEA Private Placement, consummation of the Sponsor Private Placement and after distribution of the Trust Fund pursuant to Section 7.13 and deducting all amounts to be paid pursuant to the exercise of Redemption Rights, SPAC shall have cash on hand equal to or in excess of $200,000,000~~$150,000,000~~ (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with (i) the Transactions, (ii) the NEA Private Placement or (iii) the Sponsor Private Placement).”

f.              Section 9.01(b) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(b)     by either SPAC or the Company if the Acquisition Merger Effective Time shall not have occurred prior to November 3~~May 3~~, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the proximate cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;”

g.            The definition of “Amended and Restated Forward Purchase Agreement” in the recital of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“the Amended and Restated Forward Purchase Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Amended and Restated Forward Purchase Agreement”),”

2.              Consent. For all purposes under the Business Combination Agreement, as amended, SPAC hereby consents to the Company and Holdings entering into and performing all of its obligations contemplated under that certain Amended and Restated Subordinated Convertible Promissory Note Purchase Agreement, dated on or about the date hereof, by and among the Company, Holdings, and the persons and entities listed on the schedule of lenders attached thereto.

3.              Remaining Effect. Except as amended hereby, the Business Combination Agreement shall remain in full force and effect and is ratified and affirmed by the Parties. All references to the Business Combination Agreement set forth therein shall hereafter be deemed to refer to the Business Combination Agreement as amended by this Amendment.

4.              Miscellaneous. Section 9.04 (Amendment), Section 9.05 (Waiver), and Article X (General Provisions) of the Business Combination Agreement are hereby incorporated by reference as if fully set forth herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first set forth above by their respective officers thereunto duly authorized.

G SQUARED ASCEND I INC.

By:	/s/ Ward Davis
Name:	Ward Davis
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first set forth above by their respective officers thereunto duly authorized.

HORIZON MERGER SUB INC.

By:	/s/ Tom Hoban
Name:	Tom Hoban
Title:	President

[Signature Page to Amendment No. 1 to the Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first set forth above by their respective officers thereunto duly authorized.

TRANSFIX, INC.

By:	/s/ Lily Shen
Name:	Lily Shen
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first set forth above by their respective officers thereunto duly authorized.

TRANSFIX HOLDINGS, INC.

By:	/s/ Lily Shen
Name:	Lily Shen
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to the Business Combination Agreement]